Exhibit 3.1

CERTIFICATE OF FORMATION

OF

THE SERVICEMASTER COMPANY, LLC

This Certificate of Formation of The ServiceMaster Company, LLC (the “Company”), dated on the 13th day of December, 2013, is being duly executed and filed by Maribeth LeHoux, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST.  The name of the limited liability company is The ServiceMaster Company, LLC.

SECOND.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

THIRD.  The name and address of the registered agent for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Maribeth LeHoux
Name: Maribeth LeHoux
Title: Authorized Person